UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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Cyanotech Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CYANOTECH CORPORATION

73-4460 Queen Kaahumanu Hwy., Suite 102

Kailua Kona, HI 96740

(808) 326-1353

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held Thursday, August 24, 2006 at 7:00 P.M. Hawaii Standard Time

To Our Stockholders:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of Cyanotech Corporation, a Nevada corporation (“Cyanotech” or the “Company”) to be held on Thursday, August 24, 2006 at 7:00 P.M., Hawaii Standard Time, at the Renaissance Ilikai Waikiki Hotel, 1777 Ala Moana Blvd., Honolulu, Hawaii, for the following purposes:

1.                To elect six directors to serve until the next Annual Meeting or until their successors are elected and qualified;

2.                To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2007; and

3.                To transact other business as may properly come before the meeting or any adjournment thereof.

These matters are more fully described in the Proxy Statement accompanying this notice.

In addition to the formal items of business, Cyanotech will review the major developments and accomplishments of fiscal 2006 and answer appropriate questions that you may have about Cyanotech and its activities.

The Board of Directors has fixed the close of business on June 26, 2006 as the record date (the “Record Date”) for Stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. The stock transfer books will not be closed between the Record Date and Annual Meeting. Only stockholders of record at the Record Date are entitled to notice of and to vote at the Annual Meeting; however, all stockholders are cordially invited to attend the meeting.

It is important that your shares be represented at the meeting. Please sign, date and return the enclosed proxy card in the enclosed envelope, even if you plan to attend the meeting. If you do attend the meeting, you may personally vote, which will revoke your signed proxy. You may also revoke your proxy at any time before the meeting by following the instructions in the Proxy Statement.

Thank you for your ongoing support and continued interest in Cyanotech. We look forward to seeing you at the meeting.

By Order of the Board of Directors
William R. Maris
Secretary
Kailua-Kona, Hawaii
July 18, 2006

Stockholders Should Read the Entire Proxy Statement Carefully Prior to Returning Their Proxies

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS OF CYANOTECH CORPORATION

To Be Held Thursday, August 24, 2006

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CYANOTECH CORPORATION (the “Company” or “Cyanotech”) of proxies to be voted at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) which will be held at 7:00 p.m., Hawaii Standard Time, on Thursday, August 24, 2006 at 7:00 P.M., Hawaii Standard Time, at the Renaissance Ilikai Waikiki Hotel, 1777 Ala Moana Blvd., Honolulu, Hawaii, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the proxy card are to be first mailed to stockholders on or about July 18, 2006.

The Company’s principal executive offices are located at 73-4460 Queen Kaahumanu Highway, Suite 102, Kailua Kona, HI 96740.

VOTING RIGHTS AND SOLICITATION

The enclosed proxy is being solicited on behalf of the Board of Directors of Cyanotech for use at the Annual Meeting.

The close of business on June 26, 2006 is the record date for stockholders entitled to notice of and to vote at the Annual Meeting. All holders of the Company’s Common Stock outstanding on the record date are entitled to vote at the Annual Meeting. Each stockholder has one vote for each share so held. At June 26, 2006, Cyanotech had 20,928,265 shares of Common Stock, $.005 par value per share, issued and outstanding. The presence in person or by proxy of the holders of record of a majority of the voting power of the outstanding shares entitled to vote constitutes a quorum. Directors are elected by a plurality of votes cast. For approval of all other matters to be voted on: when a quorum is present a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. Abstentions are counted only for purposes of determining whether a quorum is present. On all proposals a broker who holds shares in the name of a stockholder is entitled to vote these shares even if the broker receives no instructions from the stockholder. Broker non-votes are not treated as votes cast but are counted in determining the existence of a quorum.

Shares represented by proxies in the accompanying form which are properly executed and returned to Cyanotech will be voted at the Annual Meeting in accordance with the stockholder’s instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted:  a) FOR the election of each of the directors as described herein under “Proposal One—Election of Directors”;  b) FOR ratification of the selection of the independent registered public accounting firm as described herein under “Proposal Two—“Ratification of Selection of Independent Registered Public Accounting Firm.” Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment.

The entire cost of soliciting the proxies will be borne by Cyanotech. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, e-mail, facsimile or letter by officers and regular Cyanotech employees who will receive no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Company’s Common Stock, and such persons may be reimbursed for their expenses.

REVOCABILITY OF PROXIES

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 73-4460 Queen Kaahumanu Hwy., Suite 102, Kailua-Kona, HI 96740, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting, notifying the Secretary of the Meeting of the revocation of the prior proxy, and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

*****

PROPOSAL ONE:

Election of Directors

Board Nominees

A board of six (6) directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of the six Board nominees named below, all of whom are presently directors of the Company. Each nominee has consented to be named a nominee in this Proxy Statement and to continue to serve as a director if elected. If any nominee becomes unable or declines to serve as a director or if additional persons are nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many nominees listed below as possible (or, if new nominees have been designated by the Board of Directors, in such a manner as to elect such nominees) and the specific nominees to be voted for will be determined by the proxy holders. The Company is not aware of any reason that any nominee will be unable or will decline to serve as a director. Each director elected at this Annual Meeting will serve until the next Annual Meeting or until such director’s successor has been elected and qualified. Voting for the election of directors is non-cumulative.

The following table sets forth certain information regarding the nominees for election to the Board of Directors, all of whom were also elected at the last annual meeting.

Name	Principal Occupation	Director Since	Age
Gerald R. Cysewski, Ph.D.	Chairman of the Board, President and Chief Executive Officer, Cyanotech Corporation	1983	57
Michael A. Davis	Private Investor	2003	53
Gregg W. Robertson	President and Chief Executive Officer of Robertson & Company (Financial services consultancy)	2004	72
David I. Rosenthal	Independent Consultant	2000	51
John T. Waldron	Adjunct Professor of Marketing—Lake Forest Graduate School of Management	1998	54
Paul C. Yuen, Ph.D.	Retired, formerly Dean of the College of Engineering—University of Hawaii at Manoa	1993	78

Gerald R. Cysewski, Ph. D.—Kailua Kona, Hawaii:   Dr. Cysewski co-founded the Company in 1983 and has served as a director of the Company since that time. Until June 1996, he also served as Scientific Director. Since March 1990, Dr. Cysewski has served as President and Chief Executive Officer of the Company and in October 1990 was also appointed to the position of Chairman of the Board. From 1988 to November 1990, he served as Vice Chairman of the Company. From 1980 to 1982, Dr. Cysewski was

Group Leader of Microalgae Research and Development at Battelle Northwest, a major contract research and development firm. From 1976 to 1980, Dr. Cysewski was an assistant professor in the Department of Chemical and Nuclear Engineering at the University of California, Santa Barbara, where he received a two-year grant from the National Science Foundation to develop a culture system for blue-green algae. Dr. Cysewski received his doctorate in Chemical Engineering from the University of California at Berkeley.

Michael A. Davis—San Francisco, California:   Mr. Davis was appointed to the Board of Directors of the Company in March 2003 subsequent to his acquisition of $1,250,000 of subordinated convertible debentures of the Company in September 2002. Mr. Davis is a Principal at Ebb and Flow Ventures, a private equity firm; President of Skywords Family Foundation and a Director of Athena Root, Inc. and Canobie Films, Inc. Mr. Davis attended Harvard University and resides in San Francisco, California.

Gregg W. Robertson—Honolulu, Hawaii:   Mr. Robertson was appointed to the Board of Directors of the Company in August 2004. Mr. Robertson is the President and Chief Executive Officer of Robertson & Company, a privately-owned investment banking firm which was established in 1986 and is currently based in Honolulu. Prior to establishing this firm, Mr. Robertson was the President and Chief Executive Officer of Dillingham Industries, Inc., a subsidiary of Dillingham Corporation. Previously Mr. Robertson held the positions of Executive Vice President and Chief Financial Officer of Dillingham Corporation. Mr. Robertson holds a B.S. degree in Economics from Fairleigh Dickenson University, Teaneck, N.J.

David I. Rosenthal—Boulder, Colorado:   Mr. Rosenthal was appointed to the Board of Directors of the Company in November 2000. Mr. Rosenthal is currently an independent consultant. From 2003 to May of 2006 he was the Vice President of Finance & Administration for SpectraLink Corporation, a publicly-traded company located in Boulder Colorado that designs, manufactures and markets wireless phones for the workplace. Mr. Rosenthal was Executive Vice President and Chief Financial Officer of StarTek, Inc., a provider of customized outsourcing services from 2000 to 2003. Mr. Rosenthal was acting Chief Financial Officer at Celestial Seasoning, Inc. until its merger with the Hain Food Group in 2000 and the Chief Financial Officer of Hauser, Inc., a manufacturer of natural extracts products, from 1994 to 1999. Mr. Rosenthal holds a B.S. degree in Accounting from the University of California at Berkeley and a M.B.A degree from California State University, Hayward. Mr. Rosenthal is also a Certified Public Accountant.

John T. Waldron—Deerfield, Illinois:   Mr. Waldron was appointed to the Board of Directors of the Company in July 1998. Mr. Waldron is currently President of Stratmark Services, a business-to-business marketing consultancy which he founded in 1999. He has been a professor of Marketing at the Lake Forest Graduate School of Management in Lake Forest, Illinois since 1995. From 1986 to 1999, Mr. Waldron was Vice President-Sales and Marketing, Senior Vice President-Sales and Marketing, and Executive Vice President for Takeda U.S.A. Inc., a bulk vitamin and fine chemical products manufacturer. Mr. Waldron was also a Director of Takeda U.S.A. from 1993 to 1999, and served as a member of its Executive Committee and Compensation Committee. Mr. Waldron holds a Master of Management degree from Northwestern University’s J. L. Kellogg Graduate School of Management.

Paul C. Yuen, Ph.D.—Honolulu, Hawaii:   Dr. Yuen was appointed to the Board of Directors of the Company in August 1993. Prior to his retirement in September 1999, Dr. Yuen served as Dean, College of Engineering for the University of Hawaii at Manoa. From July 1992 to March 1993, Dr. Yuen was Acting President of the University of Hawaii. From 1989 to 1992, Dr. Yuen was Senior Vice President for Academic Affairs, University of Hawaii at Manoa. Dr. Yuen holds M.S. and Ph.D. degrees in Electrical Engineering from the Illinois Institute of Technology.

The Board of Directors has determined that all nominees, except Dr. Cysewski, are independent directors as defined in Nasdaq Stockmarket Rule 4200A.

Required Vote

A plurality of the shares of the Common Stock cast at a meeting at which a quorum is present, is required for the election of directors.

The Board of Directors unanimously recommends that the stockholders vote FOR all of the above named director nominees. The enclosed Proxy will be voted for this proposal unless a contrary specification is made.

BOARD MEETINGS AND COMMITTEES

Board Meetings

During fiscal year 2006 the Board met two times. Each of our Directors attended 75 percent or more of the meetings of the Board and of Board Committees on which he served, except Michael A. Davis who attended 5 of his seven meetings and was prevented from attending one meeting by a failed telephone connection.

Director Nomination Process

Director Qualifications.   The Nominating and Corporate Governance Committee has established guidelines in considering nominations to the Company’s Board of Directors. These include: (a) personal characteristics, including such matters as integrity, education, diversity of background and experience, absence of potential conflicts of interest with the Company or its operations, and the availability and willingness to devote sufficient time to the duties of a director of the Company; (b) experience in corporate management, such as serving as an officer or former officer of a publicly held company; (c) experience in the Company’s industry and with relevant social policy concerns; (d) experience as a board member of another company; (e) academic expertise in an area of the Company’s operations; and (f) practical and mature business judgment. The criteria are not exhaustive and the Nominating and Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes which the members believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so the Committee also considers candidates with appropriate non-business backgrounds.

Identification and Evaluation of Nominees for Directors.   The Board of Directors believes that, based on the Nominating and Corporate Governance Committee’s knowledge of the Company’s corporate governance principles and the needs and qualifications of the Board at any given time, the Nominating and Corporate Governance Committee is best equipped to select nominees that will result in a well-qualified and well-rounded board of directors. It is the general policy of the Nominating and Corporate Governance Committee not to accept unsolicited nominations from stockholders. In making its nominations, the Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the committee’s criteria for Board service are re-nominated. As to new candidates, the committee will generally poll the Board members and members of management for recommendations. The committee may also review the composition and qualification of the boards of directors of the Company’s competitors, and may seek input from industry experts or analysts. The committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the committee evaluates each individual in the context of the Board as whole, with the objective of assembling a group that can best represent stockholder interests through the exercise of sound judgment. After review of all pertinent data, and due deliberation by the committee, this slate of nominees is recommended to the Board of Directors and the stockholders for election. Historically, the Board of Directors has not relied on third-party search firms to identify director nominees. The committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

Each of the nominees for election at the annual meeting is recommended by the Nominating and Corporate Governance Committee for election.

Independent Directors

The Board has determined that each of the nominees for director, other than Dr Cysewski, has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is “independent” under NASDAQ Rule 4200(A). In making its determination, the Board considered transactions and relationships between each director (and any member of his immediate family) and the Company and its subsidiaries and relationships between the directors or their affiliates and members of the Company’s senior management personnel and their affiliates.

The Independent Directors meet in executive session without the Chief Executive Officer or anyone from management attending, at least once annually. In fiscal year 2006 there were two such sessions. Independent Director John T. Waldron acted as the Lead Independent Director for such meetings and was responsible for the issues discussed. Any Independent Director may request an executive session of Independent Directors to discuss any matter of concern.

Stockholder Communication with Directors

Stockholders may, at any time, communicate in writing with any particular director, or the non-management directors as a group, by sending such written communication to Cyanotech Corporation—Non-Management Directors, 73-4460 Queen Kaahumanu Highway, #102, Kailua Kona, Hawaii, 96740. Copies of written communications received at such address will be directed to the relevant director or the non-management directors as a group.

Code of Conduct and Ethics

The Company has established a Code of Conduct and Ethics that applies to its officers, directors and employees. The Code of Conduct and Ethics is posted on the Company’s web-site www.cyanotech.com. The Code of Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder and as a “code of conduct” within the meaning of the NASDAQ Stock Market listing standards.

Corporate Governance Documents

The Nominating and Governance Committee Charter and the Code of Conduct and Ethics, are available on the Company’s website at www.cyanotech.com. The information contained on the website is not thereby incorporated by reference in, or considered part of, this Proxy Statement unless specifically incorporated. The Company will provide copies of any of these documents, free of charge, to any stockholder upon written request to the Chief Financial Officer, c/o Cyanotech Corporation, 73-4460 Queen Kaahumanu Highway, #102, Kailua Kona, Hawaii, 96740.

Board Committees

The Board of Directors of the Company has an Audit Committee, Nominating and Governance Committee, and a Compensation and Stock Option Committee.

The Audit Committee operates and acts under a written charter, which was revised and approved by the Cyanotech Board of Directors in June 2004. A copy of the Charter and Powers of the Audit Committee was filed as an exhibit to the 2004 Notice of Annual Meeting and Proxy Statement and is hereby incorporated by reference. This document can also be found on the Company’s website at www.cyanotech.com. The Committee provides independent and objective oversight of (1) the Company’s financial reporting processes, (2) the Company’s audits of the financial statements, including appointment, compensation and oversight of the Company’s independent registered public accounting firm, (3) the Company’s internal controls, and (4) risk assessment and risk management policies set by management. The Committee also oversees and monitors the independence, performance and qualifications of the company’s independent registered public accounting firm. The Audit Committee also reviews and approves related party transactions and reviews and resolves complaints from any employee regarding accounting, internal controls or auditing matters. All members of the Audit Committee are “independent” directors as defined in Nasdaq Stockmarket Rules 4200A and 4350(d)(2). The Board of Directors has identified David I. Rosenthal as a “financial expert” as defined in Rule 10A(m) of the Securities Exchange Act of 1934. The Audit Committee, which is comprised of independent directors David I. Rosenthal (chair), Michael Davis and Gregg W. Robertson, held four regularly scheduled meetings during fiscal year 2006.

The Nominating and Corporate Governance Committee operates and acts under a written charter, which was adopted and approved by the Cyanotech Board of Directors in June 2004. A copy of the Nominating and Corporate Governance Committee Charter was filed as an exhibit to the 2004 Notice of Annual Meeting and Proxy Statement and is hereby incorporated by reference. The Nominating and Corporate Governance Committee’s functions include (1) reviewing the background and qualifications of potential nominees for the Cyanotech Board of Directors presented by stockholders, directors and management, (2) recommending to the Board a slate of nominees to be submitted to the stockholders for election at the next Annual Meeting of Stockholders, (3) advising the Board with respect to matters of Board composition and procedures, and (4) overseeing the annual evaluation of the Board. Among the qualifications considered in the selection of candidates are knowledge, experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability, dedication and absence of conflicts of interest see caption “Director Nomination Process” above. All members of the Nominating and Corporate Governance Committee are “independent” directors under Nasdaq Market Rule 4200A. The Nominating and Corporate Governance Committee, which is comprised of independent directors Michael A. Davis (Chair), John T. Waldron and Paul C. Yuen, held one regularly scheduled meeting during fiscal year 2006.

The Compensation and Stock Option Committee operates and acts under a written charter, which was adopted and approved by the Cyanotech Board of Directors. A copy of the Compensation and Stock Option Committee Charter was filed as an exhibit to the 2004 Notice of Annual Meeting and Proxy Statement and is hereby incorporated by reference. The Compensation and Stock Option Committee reviews and makes recommendations to the Board concerning the Company’s executive compensation policy, bonus plans and incentive option plans, and approves the grants of stock options to officers, employees and consultants. At least once a year, the Compensation and Stock Option Committee meets in executive session with the other independent directors of the Board to evaluate the Chief Executive Officer’s (“CEO”) performance. All members of the Compensation and Stock Option Committee are “independent” directors as defined under Nasdaq Rule 4200A. The Compensation and Stock Option Committee, which is comprised of independent directors John T. Waldron (chair) and Paul C. Yuen, held one regularly scheduled meeting during fiscal year 2006.

DIRECTOR COMPENSATION

At the 2004 Annual Meeting of Stockholders, the stockholders of the Company approved the Independent Director Stock Option and Stock Grant Plan (the “2004 Plan”). Under the 2004 Plan each Independent Director receives on first election, pursuant to the 2004 Plan, a 10-year option to purchase 4,000 shares of the Company’s Common Stock, and thereafter a grant of 3,500 shares of Common Stock each year that the Independent director is elected to the board. Such grants and options are non-transferable and non-exercisable for six months following the date of grant. On the date of the 2005 Annual Meeting of Stockholders, each Independent Director received, under the 2004 Plan, an automatic grant of 3,500 shares of fully paid and non-assessable shares of Common Stock. In addition, each Independent Director receives an annual fee of $1,000 for participation on the Board and $1,000 per Board meeting attended in person, and is also reimbursed for out-of-pocket costs incurred in connection with attendance at such meetings. Each Independent Director receives $150 for participation in telephonic meetings. An Independent Director who serves as a member of any Board committee receives an annual fee of $500 and an Independent Director who serves as chairperson of a Board committee is entitled to additional compensation as follows:  1) Audit Committee Chairperson—$1,500; 2) Compensation and Stock Option Committee Chairperson—$800; and 3) Nominating and Corporate Governance Committee—$800.

*****

PROPOSAL TWO:

Ratification of Selection of Independent Registered Public Accounting Firm

The firm of KPMG LLP has served as independent auditor or independent registered public accounting firm for the Company since 1987. The Audit Committee has selected and the Board of Directors has approved the firm to continue in this capacity for the current fiscal year ending March 31, 2007. A representative of KPMG LLP is expected to attend the annual meeting with the opportunity to make a statement and to respond to appropriate questions from stockholders present at the meeting.

Although it is not required to do so, the Company wishes to provide stockholders with the opportunity to indicate their approval of the selection of the independent registered public accounting firm and accordingly is submitting a proposal to ratify the selection of KPMG LLP. If the stockholders should fail to approve this proposal, the Board of Directors will consider the selection of another independent registered public accounting firm.

Required Vote

The proposal will be approved if a quorum is present and the number of votes cast in favor exceeds the number of votes cast against the proposal.

The Board of Directors unanimously recommends that stockholders vote FOR ratification of KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending March 31, 2007.

*****

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers, and beneficial owners of more than 10% of a registered class of the Company’s equity securities, (collectively “Insiders”) to file reports with the SEC and the National Association of Securities Dealers, Inc. disclosing direct and indirect ownership of Common Stock and other equity securities of the Company and reports of changes in such ownership. Insiders are required by

SEC regulation to provide the Company with copies of all Section 16(a) forms filed with the SEC. Based solely on review of copies of Section 16(a) reports received by the Company, and written representations that no other reports were required by the SEC, the Company believes Insiders have complied with all Section 16(a) filing requirements for the fiscal year ended March 31, 2006, except that Gerald R. Cysewski, Michael A. Davis, Gregg W. Robertson, David I. Rosenthal, John T. Waldron, Paul C. Yuen, and William R. Maris, made late filings of Forms 3 or 5 or both.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of June 26, 2006 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock of the Company and Common Stock equivalents, (ii) each of the Company’s executive officers named in the Summary Compensation Table appearing herein, (iii) each director and (iv) all directors and executive officers named in the Summary Compensation Table appearing herein as a group. The following table sets forth what such persons’ beneficial security ownership position would be assuming the exercise of all outstanding stock options and warrants, exercisable on June 26, 2006 or within 60 days of such date. All shares shown are subject to the named person’s sole voting and investment power except as noted below.

Name	Shares Beneficially Owned		Approximate Percent Owned
Gerald R. Cysewski(1)	498,608	(2)	2.4%
Robert J. Capelli(1)	42,000	(3)	*
Michael A. Davis(1)	3,473,076	(4)(5)	16.6%
Gregg W. Robertson(1)	9,500	(6)	*
William R. Maris(1)	20,000	(7)	*
David I. Rosenthal(1)	13,000	(8)	*
John T. Waldron(1)	53,952	(9)	*
Paul C. Yuen(1)	40,800		*
All directors and executive officers as a group (8 persons)	4,150,936	(10)	19.8

*                    Less than 1.0%

(1)          Address is c/o Cyanotech Corporation, 73-4460 Queen Kaahumanu Hwy., Suite 102, Kailua Kona, HI 96740.

(2)          Includes options for 44,000 shares of Common Stock.

(3)          Includes options for 42,000 shares of Common Stock

(4)          Includes 322,000 shares over which Mr. Davis holds sole voting and investment power. Also includes 3,148,076 shares over which Mr. Davis holds shared voting and investment power,  including 125,000 shares held by Mr. Davis’ spouse, Janet J. Johnstone (“Johnstone”); 700,000 shares held by the Skywords Family Foundation, a charitable foundation of which Mr. Davis and Johnstone are the sole directors; 400,000 shares held by trusts for the benefit of Mr. Davis’ and Johnstone’s minor children for which Mr. Davis is a co-trustee; and 1,923,076 shares held by the Michael Arlen Davis Charitable Lead Annuity Trust of which Mr. Davis is a co-trustee.

(5)          Includes options for 3,000 shares of Common Stock held by a trust for the benefit of Mr. Davis, Johnstone & Mr. Davis’ descendents, of which Mr. Davis is a trustee.

(6)          Includes options for 4,000 shares of Common Stock.

(7)          Includes options for 20,000 shares of Common Stock.

(8)          Includes options for 3,000 shares of Common Stock.

(9)          Includes options for 3,000 shares of Common Stock.

(9)          Includes options for 119,000 shares of Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No current member of the Company’s Compensation and Stock Option Committee is a current or former officer or employee of the Company or its subsidiaries and no executive officer of the Company was a member of the Compensation Committee of any corporation of which a member of the Company’s Compensation and Stock Option Committee is an executive officer.

EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers and other key employees of Cyanotech as of March 31, 2006 were as follows:

Name	Age	Position
Gerald R. Cysewski, Ph. D	57	Chairman of the Board, President and Chief Executive Officer
William R. Maris	57	Chief Financial Officer, Vice President—Finance and Administration, Secretary and Treasurer
Glenn D. Jensen	47	Vice President—Operations
Robert J. Capelli	46	Vice President—Sales

Dr. Cysewski co-founded Cyanotech in 1983. Since March 1990, Dr. Cysewski has served as President and Chief Executive Officer and prior to this time, served as Scientific Director. Dr. Cysewski has also served as a Director since 1983. In 1998, he was Vice Chairman of the Board and in October 1990 he was appointed Chairman of the Board. Prior to his tenure at Cyanotech, from 1980 to 1982, Dr. Cysewski was group leader of microalgae research and development at Battelle Northwest, a major contract research and development firm. From 1976 to 1980, Dr. Cysewski was an assistant professor in the Department of Chemical and Nuclear Engineering at the University of California, Santa Barbara. Dr. Cysewski received his doctorate in Chemical Engineering from the University of California at Berkeley.

Mr. Maris has served as Chief Financial Officer, Vice President—Finance & Administration, Secretary and Treasurer since January 2006. From February 2003 to December 2005 he was self employed as a Certified Public Accountant. From September 1994 to January 2003 Mr. Maris was CFO, Treasurer and Secretary of Market Transport, Ltd., a logistics and transportation provider based in Portland, Oregon. Prior to this he served as CFO and Vice President, Operations of Wholesome and Hearty Foods (“Garden Burger”), a food products manufacturer in Portland, and CFO and Treasurer of Crown Pacific, Ltd., a forest resources and manufacturing concern in Portland. Earlier in his career, Maris was a division treasurer and financial manager for AMFAC, Inc. of Honolulu, Hawaii. He began his career at Touche Ross and Company becoming senior auditor and audit supervisor. He holds a B.A. Degree from the University of Oregon.

Mr. Jensen has served as Vice President—Operations since May 1993. He had been Production Manager since 1991. Mr. Jensen joined Cyanotech in 1984 as Process Manager. Prior to joining the Company, Mr. Jensen worked as a plant engineer at Cal-Alga, a spirulina production facility, near Fresno, California. Mr. Jensen holds a B.S. degree in Health Science from California State University, Fresno.

Mr. Capelli, has served as Vice President—Sales since March 2002. He joined the Company in January 2002 as Director of Sales. Prior to joining Cyanotech, Mr. Capelli was Senior Sales Manager for Forecite-The Source, a division of Tree of Life, Inc. Mr. Capelli holds a B.A. degree from Rutgers University.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer and all executive officers of the Company who earned more than $100,000 for services rendered in all capacities to the Company (hereinafter referred to as the “named executive officers”) for the fiscal years ended March 31, 2006, 2005, and 2004.

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long-Term Compensation Awards
Name And Principal Position	Fiscal Year	Salary	Bonus	Shares of Common Stock Underlying Options (#)
Gerald R. Cysewski,	2006	$130,048	—	—
Chairman of the Board, President and	2005	$121,731	$20,000	10,000
Chief Executive Officer	2004	$110,000	—	9,000
Robert J. Capelli	2006	$107,462	—	—
Vice President of Sales	2005	$98,965	$5,000	4,000
	2004	$87,640	—	10,000

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon the exercise of options and rights under all of our existing equity compensation plans as of March 31, 2006, including the 2005 Stock Option Plan and 2004 Non-Employee Director Stock Option and Stock Grant Plan. The 2005 Stock Plan was approved by the shareholders on August 22, 2005, replacing the Company’s Terminated 1995 Stock Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Rights (a)(#)	Weighted Average Exercise Price of Outstanding Options (b)($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)(c)(#)
Equity Compensation Plans Approved by Stockholders	468,923	$0.98	1,058,000
Equity Compensation Plans Not Approved by Stockholders	N/A	N/A	N/A
Total	468,923	$0.98	1,058,000

OPTION GRANTS IN LAST FISCAL YEAR

The following table contains information concerning the grant of stock options made under the 2005 Plan for the 2006 fiscal year to the named executive officers. No stock appreciation rights (“SARs”) have been granted under the 2005 Stock Plan.

Name	Shares Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
					5%	10%
William R. Maris(1)	20,000	100.0	$0.65	01/02/2011	$3,592	$7,937

(1)          The options were granted under the Company’s 2005 Stock Plan on January 2, 2006, when he joined the Company, and are exercisable in four equal and cumulative annual installments over the optionee’s period of service with the Company, beginning one year after the grant date. The option has a term of five (5) years. On March 23, 2006, in response to SFAS No. 123(R), the Compensation and Stock Option Committee of the Company’s Board of Directors approved accelerating the vesting of all outstanding unvested employee incentive stock options under the provisions of APB Opinion No. 25, and related interpretations. See Note (4) to the table under “Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values” for a complete explanation.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

The following table provides information with respect to the named executive officers concerning the exercise of options during the 2006 fiscal year and the number and value of unexercised options held at year end. No SARs have been granted under the Company’s 2005 Stock Plan.

	Shares Acquired on Exercise	Value Realized	Number of Shares of Common Stock Underlying Unexercised Options at FY—End (#)			Value of Unexercised In-The-Money Options at FY—End ($)(1)
Name	(#)	($)	Exercisable(4)		Unexercisable	Exercisable	Unexercisable
Gerald R. Cysewski(2)	0	$0	44,000	(2)	—	$3,480	$—
Robert J. Capelli(2)	0	$0	42,000	(2)	—	$3,160	$—
William R. Maris(3)	0	$0	20,000	(3)	—	$1,400	$—

(1)          Refers to the Market value of shares covered by in-the-money options on March 31, 2006 which was $0.72, less the option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

(2)          Options which remain exercisable granted under 1995 Stock Plan.

(3)          Options which are exercisable granted under 2005 Stock Plan. The options were granted under the Company’s 2005 Stock Plan on January 2, 2006, and were exercisable in four equal and cumulative annual installments over the optionee’s period of service with the Company, beginning one year after the grant date. The option has a term of five years.

(4)          As reported in the Company’s 10-K filed June 28, 2006, on March 23, 2006, in response to SFAS No. 123(R), the Compensation and Stock Option Committee of the Company’s Board of Directors approved accelerating the vesting of all outstanding unvested employee incentive stock options under the provisions of APB Opinion No. 25, and related interpretations. Options held by non-employees and directors were not included in the vesting acceleration since all such options were already fully vested. The decision to accelerate vesting of all outstanding unvested employee incentive stock options was made to avoid recognizing, pursuant to the Company’s April 1, 2006 adoption of SFAS No. 123(R), the non-cash compensation cost related to unvested Employee Incentive Stock Options. These options would otherwise have been unvested as of March 31, 2006 and would have been reflected as a non-cash expense in future statements of operations.

Due to the Company’s having fewer than 100 employees, it was deemed prudent to accelerate the vesting of all outstanding employee incentive stock options including those shown above. This resulted in the company recognizing non-cash compensation expense of approximately $10,000 for the year ended March 31, 2006, representing the estimated benefit of accelerated vesting for those unvested incentive options with exercise prices less than the fair market value of the Company’s stock on March 23, 2006. It is estimated that the total future compensation expense that will be avoided in future years is approximately $78,000, before tax, based on the March 23, 2006 acceleration date. The foregoing amount would have primarily impacted fiscal years ending March 31, 2007 through March 31, 2009.

Report of the Compensation and Stock Option Committee of the Board of Directors

The Compensation and Stock Option Committee of the Board of Directors (the “Committee”) is composed of two or more Independent directors. During fiscal 2006 the Committee was composed of John T. Waldron (chair) and Paul C. Yuen.

The Committee is responsible for setting and administering the compensation policies, annual executive officers’ compensation, making recommendations on potential bonus and stock option plans, granting bonuses and recommending to the Board of Directors grants of stock options to executive officers.

Compensation Philosophy

The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, motivate and retain executives of outstanding ability, potential, and drive commensurate with the size and development requirements of the Company. Key elements of this philosophy are:

•       The Company pays competitively with comparable small companies with which the Company competes for talent. To ensure that pay is competitive, the Company compares its pay practices with these companies and sets its pay parameters based in part on this review.

•       The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

•       The Company provides significant equity-based incentives for executives to ensure that they are motivated over the long term to respond to the Company’s business challenges.

The Committee endeavors to balance Company needs and values with the employees’ needs and believes that it is important that the Committee maintain this relationship.

Cash Compensation

Base Salary.   The base salaries of the executive officers are determined initially on the basis of one or more salary surveys conducted by third parties as well as surveys of biopharmaceutical companies both nationally and more specifically in the Western United States obtained from public information such as filings with the Securities and Exchange Commission. Based on such surveys, the executive officers’ salaries are set within the ranges of the surveys targeted at the median; the exact level is determined after the Committee considers the experience and capability of the executive officer, the level of responsibility, and the needs of the Company.

Incentive Bonus Compensation.   The Committee believes that, as a general rule, annual compensation in excess of base salaries should be dependent on the employee’s performance and the Company’s performance, and should be awarded based on recommendations of the Committee, and in the discretion of the Board. Accordingly, at the beginning of each fiscal year, the Committee establishes a Management Incentive Plan for executive officers and other key management personnel under which executive officers and other key management personnel may earn bonuses, in amounts ranging up to 100% of the annual salaries, provided the Company achieves or exceeds the pre-tax net income goal established for the year.

The net income goal is established in part on the basis of an annual operating plan developed by management and approved by the Board of Directors. The annual operating plan is designed to maximize profitability, within the constraints of economic and competitive conditions, some of which are outside the control of the Company, and is developed on the basis of: (i) the Company’s performance in the prior year; (ii) estimates of sales revenue for the plan year based upon recent market conditions and trends and other factors which, based on historical experience, are expected to affect the level of sales that can be achieved; (iii) historical operating cost and cost savings that management believes can be achieved; and (iv) competitive conditions faced by the Company. Taking all of these factors into account, as part of the operating plan, bonus awards are determined under the Management Incentive Plan, and are fixed at what is believed to be a realistic level so as to make the incentives meaningful to executives and to avoid penalizing executives and other key management personnel for conditions outside of their control.

In certain instances, bonuses under the Management Incentive Plan are awarded not only on the basis of the Company’s overall profitability, but also on the achievement by an executive of specific objectives within his or her area of responsibility. For example, a bonus may be awarded for an executive’s efforts in achieving greater than anticipated cost savings, or establishing new or expanded markets for the Company’s products. Typically, the maximum bonus that may be awarded for achievement of specific objectives is determined at the beginning of the year to provide the requisite incentive for such performance.

As a result of this performance-based Management Incentive Plan, executive compensation, and the proportion of each executive’s total cash compensation that is represented by incentive or bonus income, increases in those years in which the Company achieves the anticipated level of growth and profitability. On the other hand, in years in which the Company experiences less than anticipated profit growth, bonuses, and therefore also total executive compensation, should tend to be lower. No bonuses were paid during or for ficsal year 2006.

Long-Term Equity-Based Compensation

The Committee intends to make stock option grants on an annual basis. Each grant is designed to align the interests of the executive officers with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the executive officer to acquire shares of the Company’s Common Stock at a fixed price per share (usually the market price on the grant date) over a specified period of time (up to 10 years), thus providing a return to the executive officer only if he or she remains in the employ of the Company and the market price of the shares appreciate over the option term. The size of the option grant to each executive officer generally is set at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company, but also taken into account are the size of comparable awards made to individuals in similar positions in the industry as reflected in external surveys, the individual’s potential for future responsibility and promotion over the option term, the individual’s personal performance in recent periods and the number of options held by the individual at the time of grant. Generally, as an executive officer’s level of responsibility increases, a greater portion of his or her total compensation will be dependent upon Company performance and stock price appreciation rather than base salary. The relative weight given to these factors varies with each individual, in the sole discretion of the Committee.

Chief Executive Officer’s Compensation

The Committee uses the same philosophy and procedures described above with respect to the other executive officers in setting the cash compensation and equity incentives for the Chief Executive Officer.

The compensation payable to Dr. Cysewski, the Company’s Chief Executive Officer in fiscal 2006, was determined by the Committee. Dr. Cysewski’s base salary was set at a level which the Board felt would be competitive with the base salary levels in effect for chief executive officers at similarly-sized companies within the industry. Based on Dr. Cysewski’s performance and on the compensation policy summarized in this report, the Compensation Committee decided that Dr. Cysewski’s salary would remain at its 2005 level of $130,000.

Submitted by the Compensation and Stock Option Committee of the Company’s Board of Directors.

John T. Waldron, Chairman
Paul C. Yuen

The material in this Compensation and Stock Option Committee Report and the following Report of the Audit Committee, and the accompanying Stockholder Return Performance Graph are not “soliciting material,” and are not deemed “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

Report of the Audit Committee of the Board of Directors

The Audit Committee, which met four times in fiscal 2006, reviewed and discussed the Company’s audited financial statements with management. The Audit Committee discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, “Communication with Audit Committees,” which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee also received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, which relates to the independent registered public accounting firm’s independence from the Company and its related entities.

The Audit Committee is governed by the Audit Committee Charter adopted by the Board of Directors, a copy of which was attached as Exhibit A to the 2004 Proxy Statement and is available on the Company’s website at www.cyanotech.com. Pursuant to the Charter, the Audit Committee has the following primary responsibilities:

1)              Review the performance of the independent registered public accounting firm and make recommendations to the Board of Directors regarding the appointment or termination of the independent registered public accounting firm;

2)              Confer annually with the independent registered public accounting firm concerning the scope of their examinations of the books and records of the Company and its subsidiaries; reviewing and approving the independent registered public accounting firm’s annual engagement letter, and authorizing the independent registered public accounting firm to perform such supplemental reviews or audits as the Committee may deem desirable;

3)              Review the range and cost of audit and non-audit services performed by the independent registered public accounting firm;

4)              Review the Company’s audited financial statements and the independent registered public accounting firm’s opinion rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application thereof;

5)              Review the adequacy of the Company’s systems of internal controls.

The firm of KPMG LLP, an Independent Registered Public Accounting Firm, served as the Company’s independent registered public accounting firm for the fiscal year ended March 31, 2006. As stated in Proposal Two, the Audit Committee has selected and the Board has approved KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ended March 31, 2007.

Audit services provided by KPMG LLP consisted of the examination of the Company’s annual financial statements and services related to filings with the SEC as well as their review of the Company’s quarterly financial statements. All fees paid to KPMG LLP were reviewed and considered for independence by the Audit Committee. In addition, the Audit Committee (i) discussed with KPMG the qualification of the partners and managers assigned to the Company’s audit, (ii) reviewed with KPMG the quality control system for the US accounting and audit practice to provide reasonable assurance that the audit was conducted with professional standards, and (iii) confirmed with KPMG that there was appropriate continuity of personnel working on our audits and availability of national office consultation.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

Submitted by the Audit Committee of the Company’s Board of Directors.

David I. Rosenthal, Chairman
Gregg W. Robertson
Paul C. Yuen

Independent Registered public accounting firm’s Fees

Audit Fees

The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements and timely quarterly reviews for the fiscal year ended March 31, 2006 and 2005 were $162,700 and $117,000, respectively.

Audit Related Fees

There were no audit related fees billed by KPMG LLP for the fiscal years ended March 31, 2006 and 2005.

Tax Fees

The aggregate fees billed by KPMG LLP for tax services rendered to the Company, for the fiscal years ended March 31, 2006 and 2005, were $7,600 and $7,600, respectively.

All Other Fees

There were no other fees billed by KPMG LLP for the fiscal years ended March 31, 2006 and 2005.

The Audit Committee has considered and does not believe the provision of all other services by the Company’s registered public accounting firm is incompatible with maintaining KPMG LLP’s independence. See “Report of the Audit Committee.”

A representative of KPMG LLP is expected to attend the 2006 Annual Meeting of Stockholders, and will have an opportunity to make a statement and to respond to appropriate questions from Stockholders.

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following graph sets forth the Corporation’s total cumulative stockholder return as compared to the NASDAQ Composite U.S. Index (COMP) and the NASDAQ Biotech Index (NBI) for the period beginning March 31, 2001 and ending March 31, 2006. Total stockholder return assumes $100.00 invested at the beginning of the period in the Common Stock of the Corporation, the stocks represented in the NASDAQ Composite—U.S. Index and the NASDAQ Biotech, respectively. Total return assumes reinvestment of dividends; the Corporation has paid no dividends on its Common Stock. Historical price performance should not be relied upon as indicative of future performance.

Comparison of Five Year Total Cumulative Return Among
Cyanotech Corporation,
NASDAQ Composite Index, and NASDAQ Biotech NBI*

Year End	Cyanotech Corporation	Nasdaq Composite COMP	Nasdaq Biotech NBI*
3/01	100.0	100.0	100.0
3/02	101.8	101.3	99.4
3/03	46.6	74.3	79.7
3/04	122.2	110.8	110.6
3/05	118.2	111.3	103.9
3/06	69.8	131.2	136.8

*                    Total return peer group.

STOCKHOLDER PROPOSALS

Information about stockholder proposals intended to be considered at the 2007 Annual Meeting of Stockholders must be received by the Company no later than March 20, 2007. In addition, if a stockholder proposal is not submitted to the Company prior to June 3, 2007, the proxy to be solicited by the Board of Directors for the 2007 Annual Meeting of Stockholders will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion when such proposal is presented at the 2006 Annual Meeting of Stockholders without any discussion of the proposal in the proxy statement for such meeting. The stockholder proposal must be mailed to the Company’s principal executive offices, 73-4460 Queen Kaahumanu Hwy., Suite 102, Kailua-Kona, Hawaii 96740, Attention: Corporate Secretary. Such proposals may be included in next year’s proxy statement if they comply with certain rules and regulations of the Securities and Exchange Commission (the “SEC”).

OTHER MATTERS

At the date of this Proxy Statement, the Board of Directors does not know of any business to be presented for consideration at the meeting other than those set forth herein and in the Notice accompanying this Proxy Statement. If any other business should properly come before the meeting, the shares represented by Proxies may be voted in accordance with the judgment of the persons named in such proxies.

The Company will provide, without charge, to each person whose proxy is solicited by this Proxy Statement, on the written request of such person, a copy of the Company’s most recent Annual Report on Form 10-K, including financial statements and financial statement schedules thereto, and if a nominal fee is paid, the exhibits thereto, as filed by the Company with the Securities and Exchange Commission. Requests should be directed to: Secretary, Cyanotech Corporation, 73-4460 Queen Kaahumanu Hwy., Suite 102, Kailua-Kona, HI  96740.

The Annual Report to the Stockholders of the Company, for the fiscal year ended March 31, 2006, including financial statements, is enclosed with this proxy statement.

You are most cordially invited to attend this meeting in person. However, whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy as promptly as possible in the envelope provided. This will not prevent you from voting in person at the meeting if you so desire.

By Order of the Board of Directors

William R. Maris
Secretary
Kailua-Kona, Hawaii
July 18, 2006

CYANOTECH CORPORATION
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MONDAY, AUGUST 24, 2006

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints William R. Maris and Gerald R. Cysewski and each of them (with full power to act without the other), as proxies, each having full power to substitute, to represent and to vote, as designated below, all shares of stock of Cyanotech Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of the Corporation to be held Thursday, August 24, 2006, at the Renaissance Ilikai Waikiki Hotel, 1777 Ala Moana Blvd., Honolulu, Hawaii at 7:00 P.M. prevailing local time, and any adjournment thereof, with respect to matters set forth below and described in the Notice of Annual Meeting and Proxy Statement dated July 18, 2006.

1. ELECTION OF DIRECTORS	FOR all nominees listed below	WITHHOLD AUTHORITY
	(except as marked to the contrary) ☐	To vote for all nominees. ☐
(To withhold authority to vote for any nominee, strike a line through nominee’s name in list below)

Directors to be elected:

Gerald R. Cysewski,  Michael A. Davis,  Gregg W. Robertson,

David I Rosenthal,  John T. Waldron,  Paul C. Yuen

2.    To ratify the selection of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending March 31, 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.    In their discretion, the proxies are authorized to vote upon such other business as may properly come before this meeting.

All other proxies heretofore given by the undersigned to vote shares of stock of Cyanotech Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting or any adjournment thereof are hereby expressly revoked. This proxy may be revoked at any time prior to the voting hereof as set forth in the Proxy Statement.

Please date this proxy and sign it exactly as your name or names appear on your share. If signing as an attorney, executor, administrator, guardian or trustee, please give full title as such. If a corporation, please sign full corporate name by duly authorized officer or officers.

Dated:	, 2006

Signature

Signature
Please sign and date this proxy and return in promptly whether you expect to attend the meeting or not. If you do attend the meeting you may vote in person.